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                                                                 EXHIBIT 10.33



               OTHER INFORMATION RELATED TO EXECUTIVE OFFICER AND
                        INDEPENDENT DIRECTOR COMPENSATION


On November 9, 2004 and January 25, 2005, the Compensation Committee of our Board established 2005 salaries and granted 2004 bonuses, respectively, along with certain additional awards of restricted common stock to each of our executive officers. These grants and awards are summarized in the following table:


                                                             2005           2005
                                               2004         Annual     Restricted Stock
                                               Bonus        Salary         Awards(1)
                                              --------     --------     -------------
Phillip H. McNeill, Sr.                       $332,692     $250,000           --
Chairman

Howard A. Silver                              $309,768     $385,000       21,766
President and Chief Executive Officer

J. Mitchell Collins                           $134,375     $226,000       35,834
Executive Vice President, Chief
Financial Officer, Treasurer and
Secretary

Phillip H. McNeill, Jr.                       $ 33,700     $177,000           --
Executive Vice President of Development

Richard F. Mitchell                           $ 26,000     $175,000           --
Senior Vice President of Asset
Management

Edwin F. Ansbro                               $     --     $175,000       26,250
Senior Vice President of Real Estate

J. Ronald Cooper                              $ 61,250     $162,000           --
Vice President, Controller,
Assistant Secretary and
Assistant Treasurer


(1) The restricted stock awards vest over a four or five year period based on the achievement of certain adjusted funds from operations targets, as determined annually by our Compensation Committee, and by a ranking of total shareholder return as compared to a peer group of hotel REITs that is determined by our Compensation Committee.

Beginning in 2005, our independent directors receive $25,000 annually, payable $6,250 quarterly, and also $1,000 for each Board meeting attended and $750 for each committee meeting attended. The Audit Committee Chairman receives an additional $5,000 annually and


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all other chairs receive an additional $3,500 annually. Directors who elect to be paid in shares of our common stock instead of cash receive a 25% premium over the fees stated above. The Company also reimburses all directors for their out-of-pocket expenses in connection with their service on our Board.

The Compensation Committee also set goals upon which 2005 bonuses will be paid for all of our executive officers. For Howard A. Silver and J. Mitchell Collins, these executive officers are eligible to receive a bonus in an amount equal to up to 100% of their annual salaries. Any 2005 bonuses paid to these executive officers will be based on the achievement of the Company's ranking of total shareholder return as compared to a peer group of hotel REITs and the achievement of certain annual adjusted funds from operations targets. The remaining executive officers are eligible to receive a bonus in an amount equal to up to 50% of their annual salaries, based on predetermined corporate and individual goals.